UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 17, 2009

STERLING FINANCIAL CORPORATION
(Exact name of registrant as specified in its charter)

Washington	0-20800	91-1572822
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer
incorporation or organization)		Identification No.)

111 North Wall Street, Spokane, Washington 99201
(Address of principal executive offices) (Zip Code)

(509) 458-3711
(Registrant's telephone number, including area code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

Item 8.01.     Other Events.

On August 19, 2009, Sterling Financial Corporation ("Sterling") issued a press release, announcing that it has deferred regularly scheduled interest payments on its outstanding junior subordinated notes relating to its trust preferred securities. Under the terms of the junior subordinated notes and the trust documents, Sterling is allowed to defer payments of interest for up to 20 consecutive quarterly periods without default. During the deferral period, the respective trusts will likewise suspend the declaration and payment of dividends on the trust preferred securities. Also during the deferral period, Sterling generally may not pay cash dividends on or repurchase its common stock or preferred stock, including the Fixed Rate Cumulative Perpetual Preferred Stock, Series A (the "Preferred Stock"), issued by Sterling under the U.S. Department of the Treasury's Capital Purchase Program.  In addition, Sterling will be restricted from making any payment on outstanding debt obligations that rank equally with, or junior to, the junior subordinated notes.  Sterling also announced the suspension of regular quarterly cash dividend payments on the Preferred Stock. Under the terms of the Preferred Stock, Sterling is required to pay on a quarterly basis a dividend rate of 5% per year for the first five years, after which the dividend rate automatically increases to 9%.  Dividend payments may be deferred; however, failure to pay dividends for six dividend periods would trigger preferred shareholder board appointment rights.  A copy of the press release is included as Exhibit 99.1 to this report.

Item 9.01.     Financial Statements and Exhibits.

(d) The following exhibit is being filed herewith:

Exhibit No.	Exhibit Description

99.1	Text of Sterling Financial Corporation press release.

S I G N A T U R E

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

STERLING FINANCIAL CORPORATION
(Registrant)

August 19, 2009	By:	/s/ Daniel G. Byrne
Date		Daniel G. Byrne
Executive Vice President, Assistant Secretary and
Principal Financial Officer